February 27, 2003


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20549

Commissioners:

We have read the statements made by Appleton Funds (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of the Appleton Funds Form N-SAR filing dated February 28, 2003. We agree with the statements concerning our Firm in Form N-SAR.

Very truly yours,



PricewaterhouseCoopers LLP